Exhibit 99.1

SARATOGA RESOURCES, INC. ANNOUNCES PRICING OF $127.5 MILLION OF

12½% SENIOR SECURED NOTES

HOUSTON, TX, July 7, 2011 – Saratoga Resources, Inc. (OTCQB: SROE.PK) announced today the pricing of its private placement of $127.5 million of 12½% Senior Secured Notes due 2016. The offering was sold at 98.221% of par to yield 13.0% to maturity. The offering, which is subject to customary closing conditions, is expected to settle on July 12, 2011.

Net proceeds from the offering, together with proceeds of a concurrent equity placement, will be used to repay substantially all of Saratoga’s existing debt, including all debt under its existing credit facilities.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The notes may be resold by the initial purchaser pursuant to Rule 144A and Regulation S under the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Saratoga Resources

Saratoga is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 33,869 gross (31,125 net) acres, mostly held-by-production, across 12 fields in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Saratoga's stock currently trades on the OTC Market under the symbol "SROE.PK".

Forward-looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information regarding Saratoga’s proposed offering of notes and equity and the use of proceeds there from that may be deemed forward-looking and that is based largely on the Company’s current expectations, and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements.

Saratoga Resources, Inc.
Thomas F. Cooke, CEO, 713-458-1560
or
Andy Clifford, President, 713-458-1560
www.saratogaresources.net